Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ADVANCED BIOMED INC.

Advanced Biomed Inc. (the “Corporation”), a corporation incorporated under the laws of the state of Nevada on July 16, 2021, hereby amends and restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

A. The board of directors of the Corporation (the “Board”) has duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the Corporation.

B. The amendment and restatement of the Articles of Incorporation as set forth below has been approved the holders of a majority of the voting power of the stockholders of the Corporation, which is sufficient for approval thereof.

This certificate sets forth the text of the Articles of Incorporation of the Corporation as amended and restated in their entirety to this date as follows:

ARTICLE I. NAME OF CORPORATION

The name of the Corporation is Advanced Biomed Inc.

ARTICLE II. REGISTERED AGENT

The name and address of the registered agent of the Corporation in the State of Nevada is:

Cogency Global Inc.

312 W. Winnie Lane #104, Carson City, NV 89703

ARTICLE III. DURATION

The Corporation shall have perpetual existence.

ARTICLE IV. PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be incorporated and organized under Chapter 78 of the Nevada Revised Statutes, and to do all other things incidental thereto which are not forbidden by law or by these Amended and Restated Articles of Incorporation.

ARTICLE V. POWERS

The Corporation has been formed pursuant to Chapter 78 of the Nevada Revised Statutes. The powers of the Corporation shall be those powers granted under the Nevada Revised Statues, including Sections 78.060 and 78.070 thereof.

ARTICLE VI. CAPITAL STOCK

Section 1. Authorized Shares.  500,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share.

Pursuant to NRS 78.385 and NRS 78.390, and any successor statutory provisions, the Board is authorized to adopt a resolution to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation's capital stock by a board resolution amending these Articles, in the Board's sole discretion for increases or decreases of any class or series of authorized stock where applicable pursuant to NRS 78.207 and any successor statutory provision.  Pursuant to NRS 78.2055 and any successor statutory provisions, the Board is authorized to adopt a resolution to decrease the number of issued and outstanding shares of a class or series without correspondingly decreasing the number of authorized shares of the same class or series and without the approval of the stockholders. Notwithstanding the foregoing, where any shares of any class or series would be materially and adversely affected by a change as described in either of the two preceding sentences, shareholder approval by the holders of at least a majority of such adversely affected shares must also be obtained before filing an amendment with the Office of the Secretary of State of Nevada. The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

Section 2. Voting Rights of Stockholders.  Each holder of the common stock shall be entitled to one vote for each share of common stock standing in his, her or its name on the books of the Corporation. The common stock shall not be entitled to cumulative voting rights.

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Section 3. Consideration for Shares. Shares of common stock shall be issued for such consideration as shall be fixed from time to time by the board of directors of the Corporation. In the absence of fraud, the judgment of the board of directors as to the value of any property or services received in full or partial payment for shares of common stock shall be conclusive. When shares of common stock are issued upon payment of the consideration fixed by the board of directors, such shares shall be taken to be fully paid and non-assessable stock.

Section 4. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

Section 5. No Additional Rights.  No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE VII. BOARD OF DIRECTORS

The number of directors of the Corporation shall be as determined from time to time pursuant to the provisions of the Corporation’s Bylaws, except that at no time shall there be less than one director.

ARTICLE VIII. PLACE OF MEETINGS; CORPORATE BOOKS

Subject to the laws of the state of Nevada, the stockholders and the directors shall have power to hold their meetings and to maintain the books of the Corporation outside the state of Nevada, at such place or places as may from time to time be designated in the Corporation’s Bylaws or by appropriate resolution.

ARTICLE IX. AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the state of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

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ARTICLE X.  LIMITED LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Corporation shall provide indemnification to its directors and officers to the maximum extent permitted by law.  The Corporation shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

ARTICLE XI.  TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

Section 1. Control Share Acquisition Exemption. The Corporation elects not to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Section 2. Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the Nevada Revised Statutes.

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